Exhibit 99.1

Investor Contact:	Steve Delahunt
(617) 342-6255

CABOT CORPORATION ANNOUNCES ELECTION OF RAFFIQ NATHOO TO BOARD OF DIRECTORS

Boston - May 12, 2022 - Cabot Corporation (NYSE: CBT) announced today that Raffiq Nathoo has been elected to its Board of Directors, effective May 12, 2022. He was also appointed a member of the Audit Committee of the Board of Directors, effective May 12, 2022. Since August 2019, Mr. Nathoo has served as a Managing Partner of TX3 Sage Rock, a private investment management firm. Mr. Nathoo has 30 years of experience which spans the investment banking, private equity, and public equity businesses, including over 22 years at Blackstone where he was a Senior Managing Director for 14 years and led the firm’s advisory practice globally in the energy, power and utilities sectors, with New Mountain Capital where he served as an Executive-in-Residence, and with Salomon Brothers Inc. where he started his career. Mr. Nathoo received his Bachelor of Arts degree in Government from Dartmouth College, and a Master of Business Administration degree from Harvard University.

Sue H. Rataj, Non-Executive Chair of Cabot’s Board of Directors, said, “We are very pleased to welcome

Raffiq to our Board. His significant leadership experience, international financial and capital markets expertise, both as an investor and as an M&A advisor, and his broad strategic perspective will further enhance the Board’s depth and capabilities that are necessary to oversee the Company’s Creating for Tomorrow strategy.”

“I am delighted and honored to join the Cabot Board of Directors. Cabot is a company with exceptional products and technologies and has many exciting opportunities for growth in the years ahead. I look forward to drawing on my experience to help Cabot achieve its growth objectives and further advance the Company’s strategy,” said Mr. Nathoo.

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. The company is a leading provider of carbon black, specialty carbons, engineered elastomer composites, inkjet colorants, masterbatches and conductive compounds, fumed silica and aerogel. For more information on Cabot, please visit the company’s website at cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.